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Conference Call

CM062719

June 27, 2019

Operator:

Welcome to the CM Finance Analyst Call. Your speakers for today’s call are Mike Mauer, Rishi Kapoor, and Jeremy Ghose. Operator assistance is available at any time during this conference by pressing *0. I would like to now turn the call over to your Speakers. You may now begin.

Mike Mauer:

Thank you all for joining us today. Chris and I are very excited to present this transaction which marks a significant step forward for all of us at CM Investment Partners. I’m joined today by Rishi Kapoor, Co-CEO of Investcorp Group, and Jeremy Ghose, Head of Investcorp Credit Management.

Before we begin, I’d like to note that this call is being recorded and replay information is included in our June 26th, 2019 press release. I’ll also note that this conference call may contain forward-looking statements based on the estimates and assumptions of management at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results could differ materially from those projected. Any forward-looking statements made on this call are made as of today and are subject to change without notice.

On June 26th, 2019, Investcorp Credit Management US, LLC, and CM Investment Partners, LLC, announced a definitive interest purchase agreement under which Investcorp will acquire a majority interest in CM Investment Partners, the investment advisor to CM Finance Inc. The transaction will be effected through Investcorp’s purchase of the equity positions held by funds managed by Cyrus Capital Partners and Stifel Venture Corp, as well as newly-issued interest in CM Investment Partners.

As a result of the transaction, Investcorp will become the majority owner of CM Investment Partners. Chris and I, CM Investment Partners’ co-Chief Investment

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Officers, will continue to maintain a minority ownership interest in CM Investment Partners. The transaction is structured in a manner which aligns shareholder and stockholder interest with CM Investment Partners. Simultaneous with the execution of the purchase, CM Finance entered into a definitive stock purchase and transaction agreement with Investcorp, through which Investcorp has agreed to purchase 5% of the current outstanding shares totaling 680,985 shares at the then-current net asset value within two years.

In addition, Investcorp will also purchase shares of CM Finance’s common stock in open market or secondary transactions in the same amount - 5% of the total outstanding shares, totaling an additional 680,985 shares within two years. Investcorp is a leading alternative asset management firm with over $26 billion under management. They focus on five verticals: credit management, private equity, real estate, absolute return investments, and infrastructure, all of which have the potential to provide valuable insights, expertise and opportunities to CM Finance’s middle market credit focus.

All of us at CM Investment Partners are extremely excited to join with Investcorp, especially as they have a leading presence in middle market and credit markets globally. We believe CM Finance’s stockholders will benefit from the added scale and resources of a large, diversified global asset management firm. CM Investment Partners will benefit from Investcorp Group’s middle market expertise, including enhanced sourcing capabilities. We’re excited to leverage the extensive industry expertise and resources of a larger firm.

CM Finance’s Board of Directors has unanimously approved the stock purchase agreement and the new investment advisor agreement, pursuant to which CM Investment Partners will continue to serve as CM Finance’s Investment Advisor. The board has recommended that CM Finance’s stockholders approve the new advisory agreement, and CM Finance intends to hold a special meeting on the stockholders as soon as practicable to obtain the requisite stockholder approval. The transaction is expected to close in the third quarter of 2019, subject to customary regulatory requirements and closing conditions.

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Management, Cyrus Capital and Stifel currently collectively own approximately 45.5% of the shares outstanding and have agreed to vote in favor of this transaction. CM Finance’s management fees under the new advisory agreement will continue to be a base management fee of 1.75% on gross assets below one-to-one leverage. In addition, CM Investment Partners expects to voluntarily waive management fees in excess of 1% on assets above one-to-one leverage. Our incentive fee remains 20% above the 8% hurdle rate with a three-year lookback.

Investcorp Group is a global alternative investment firm with approximately 400 employees worldwide, including 23 professionals specifically focused on credit. CM Investment Partners will benefit from the utilization of Investcorp’s broader resources, including relationships and institutional knowledge and access to investment opportunities. Investcorp also has significant institutional expertise in the middle market. Chris and I and the entire CM Investment Partners investment team will continue in our current roles.

Investcorp has a 15-year track record investing in both US and European credit markets, including issuing 20 US CLOs since inception of the US Credit Platform in 2005, and 20 European CLOs since the inception of the European credit market platform in 2004. We expect to benefit from the perspectives and expertise of professionals in strategies adjacent to ours such as the private equity and the broadly syndicated loan group. We think Investcorp’s broader reach and relationships will improve our origination capabilities and help us grow our middle market lending platform.

I’d now like to turn the call over to Rishi Kapoor, Co-CEO of Investcorp.

Rishi Kapoor:

Thank you, Mike. We are really looking forward to having you and Chris and the CM team join Investcorp in the coming months. I also want to add, of course, that we are very excited about the procession that we announced last night regarding the acquisition of CM Investment Partners by Investcorp.

Investcorp itself is a global brand in alternative investments. We were founded in 1982 and as of the end of March, 2019, we had approximately $26.7 billion in total

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assets under management spread out across five product verticals comprising credit management, private equity, real estate, absolute return investments and infrastructure. We have about more than 400 employees globally across offices in New York, London, the Arabian Gulf, Mumbai, and Singapore. Our New York office which is also our biggest office in terms of staff count was established in 1988.

Some of the other key milestones in Investcorp’s journey over the last almost 40 years include the fact that we’ve completed over $41 billion in private equity transactions over this period. Our marquee deals, some of which people can easily relate to, include Tiffany & Co. in 1984, Gucci which we acquired in 1989, and today we have 40 companies in our private equity portfolio mainly in the midmarket. Our real estate group has invested over $15 billion in 600 properties and our current portfolio within the real estate group comprises over 280 properties.

In 2017, we acquired what was then 3i’s Debt Management Platform to launch our Investcorp Credit Management business. Investcorp Group has a strong balance sheet. As of the end of December 2018, we had about $2.4 billion in total assets underpinned by $1.1 billion in total equity and about $1 billion in available liquidity. We believe that our balance sheet creates a compelling strategic advantage for us, allowing us to ensure that we are always fully aligned with our investors through co-investing alongside them in every product that we bring forward, and also, we use our balance sheet to seed the launch of new investment products or funds for new businesses and teams.

I would like to point out that Investcorp holds a variety of values core to its heart which include a very long history of putting the interest of our clients and shareholders first. We also ascribe to the principles of holding ourselves accountable for performance and service.

With that, I’d like to hand it over to Jeremy Ghose who heads our Investcorp Credit Management Business.

Jeremy Ghose:	Thank you, Rishi. As Rishi mentioned, this is Jeremy Ghose speaking. I joined Investcorp Group in 2017 when Investcorp Group acquired 3i’s credit management

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business to start Investcorp’s growth in credit management. I would very much like to reiterate Rishi’s enthusiasm about this transaction and our entrance into the middle market lending segment in the US.

As of March 31st, 2019, Investcorp Credit Management had approximately $11.7 billion in assets under management. We have our offices in New York and London. We have 23 investment professionals with an average of 21 years of experience in the credit business. Senior Investcorp credit team members have strong track records managing assets throughout the credit cycles and at best-in-class institutions.

We believe there are the following advantages of partnering with Investcorp: Investcorp is creating enhanced scale. We are providing capital to support private fundraising and co-investments. We have our interests aligned and Investcorp is making an investment at NAV into the BDC stock. The CM team will have access to Investcorp’s industry debt analysts and our private equity group for industry trends and market intelligence. In addition, Investcorp has a robust deal infrastructure and broad industry relationships that will help grow the overall business. All of this combined, we believe, will create a partnership with additional origination capabilities going forward.

I would like to turn the call back over to Mike for some closing comments.

Mike Mauer:

I’d like to thank Rishi and Jeremy for joining the call today. All of us at CM Investment Partners are very excited to move forward with this transaction. CM Finance will file a preliminary proxy with the SEC in July.

This concludes today’s conference call. We look forward to working with Investcorp to complete the transaction. Thank you.

Operator:	This concludes today’s conference call. Thank you for attending.

- End of Recording -

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